Prudential plc, 5th Floor, 10 Old Bailey London, EC4M 7NG Incorporated and registered in England and Wales. Registered Office as above. Registered number 1397169. Prudential plc is a holding company, some of whose subsidiaries are authorised and regulated, as applicable, by the Hong Kong Insurance Authority and other regulatory authorities. The Group is subject to a group-wide supervisory framework which is regulated by the Hong Kong Insurance Authority. STRICTLY PRIVATE [FULL NAME] [ADDRESS] [ADDRESS] [ADDRESS] [ADDRESS] Dear PRUDENTIAL PLC - LETTER OF APPOINTMENT AS NON-EXECUTIVE DIRECTOR I am delighted to confirm that the Board of Prudential plc (the 'Company’) has agreed to appoint you as a Non-executive Director and Chair-Designate with effect from 4 March 2026 and as Chair of the Board, and Chair of the Nomination & Governance Committee with effect from the conclusion of the Company’s Annual General Meeting on 28 May 2026. I am now writing to set out the main terms of your appointment. It is agreed that this is a contract for services, subject to the Company's Articles of Association as amended from time to time, and does not constitute a contract of employment. Initial appointment and continuation Your appointment is subject to election by shareholders at the Annual General Meeting (‘AGM’) in 2026 and subsequent AGMs, and remains subject to any relevant regulatory approvals. Continuation of your appointment will be contingent on satisfactory performance, re-election at forthcoming AGMs and any provisions relating to the removal of Directors, including any provisions set out in this letter and any additional provisions, both statutory and those contained in the Articles of Association. Non-executive Directors are appointed on the understanding that they serve an initial term of three years and, subject to review by the Nomination & Governance Committee, a second term of three years. After six years of service, Non-executive Directors may be appointed for a further year, up to a maximum tenure of nine years from initial appointment, subject to annual review by the Nomination & Governance Committee. Good governance does not support the practice of serving longer than nine years on the Board as a Non-executive Director, including as Chair. Your maximum tenure and relevant milestones are as follows: Date of appointment End of first three- year term End of second three-year term End of additional one- year terms (maximum of three terms) Notice period March 2026 March 2029 March 2032 March 2033 March 2034 March 2035 12 months PRUDENTIAL PLC 5th Floor, 10 Old Bailey London, EC4M 7NG www.prudentialplc.com

Page 2 of 9 If you are not confirmed by the Nomination & Governance Committee to be a suitable candidate for re-election by shareholders, or you are not re-elected by shareholders, or you are removed from office under the Company’s Articles of Association or any other statutory provisions or the terms of this letter, your appointment shall terminate automatically with immediate effect. Participation in Committees You will be asked to serve as a member of the Nomination & Governance and Remuneration Committees. Once your appointment as Chair becomes effective, you will also chair the Nomination & Governance. In your capacity as Chair, you will be invited to attend meetings of all other Board Committees. Role Your duties as Chair will be assigned to you by the Board and will be consistent with the Terms of Reference for the role of Chair as approved by the Board. These Terms of Reference are regularly reviewed and refreshed. Non-executive Directors have the same general legal responsibilities to the Company as any other Director. You are expected to perform your duties (whether statutory, fiduciary or common law) faithfully, diligently and to a standard commensurate with the functions of your role and your knowledge, skills and experience. The Board as a whole is collectively responsible for the success of the Company. Directors of any company must take decisions objectively in the interests of that company. As a Director, you owe a fiduciary duty to the Company, which includes an obligation not to do anything that might bring it into disrepute. All Directors must act with integrity, lead by example and promote the culture desired by the Board. In addition to these general requirements of all Directors, the role of the Non-executive Director has the following key elements: • Strategy. Non-executive Directors should constructively challenge, offer specialist advice and help develop proposals on strategy. • Performance. Non-executive Directors should scrutinise and hold to account the performance of Management against agreed objectives and monitor the reporting of performance. This is achieved both at the Board and on a more individual level through the Remuneration Committee. • Risk. Non-executive Directors should satisfy themselves of the integrity of financial information and that financial controls and systems of risk management are robust and defensible. This is achieved by escalating key issues to the Board either directly or via the Audit Committee. The Risk Committee also has an important role in this context. • People. Non-executive Directors have a prime role in appointing, and where necessary removing, the Chief Executive Officer, the Chief Financial Officer, the Risk and Compliance Officer and in succession planning. In addition, they are responsible for determining appropriate levels of remuneration for the Chief Executive Officer and other senior executives. This business is mainly conducted via the Nomination & Governance Committee and the Remuneration Committee. Non-executive Directors also have a prime role in

Page 3 of 9 upholding high standards of integrity and probity and in supporting the other Directors in instilling the appropriate culture, values and behaviours in the boardroom and beyond. As a director of a company which is the holding company of a number of regulated subsidiaries, you must comply with relevant guidance and regulations applicable from time to time. A summary of the duties and responsibilities of Directors under applicable legislation will be provided to you as part of your induction. Time commitment, fees and expenses Once you commence your role as Chair, we would anticipate a time commitment of approximately three to four days per week. We currently schedule five Board meetings per year in person, which usually take place at our head office in Hong Kong or at one of our businesses, and two shorter virtual meetings. In addition, the Board holds a two-day Board Strategy Day and visits to a major business in Asia are scheduled around at least one of the Board meetings. You may be required to devote additional time to the Company in respect of preparation time and ad hoc matters which may arise and particularly when the Company is undergoing a period of increased activity, which could include additional meetings of the Board and Board Committees or shareholder meetings. You must discuss any additional commitments that might impact on the time you are able to devote to your role as a Non-executive Director of the Company and Chair with me prior to accepting. You will be entitled to a fee for your services as, first, Chair-Designate, and then Chair, of $1,005,000. No additional fees will be paid for any other duties you may perform as a Director of Prudential or any other company within the Prudential group. This fee will be reviewed with effect from 1 July 2026 and annually thereafter. All fees are payable monthly in arrears, net of any tax and National Insurance contributions, where the Company is required to deduct these. As a Non-executive Director you are not entitled to participate in any of the Group's executive remuneration programmes or pension arrangements. Benefits and Facilities Please note that the arrangements and benefits described in this section are subject to periodic review by the Remuneration Committee. You will be responsible for any tax or National Insurance contributions due on the benefits provided to you. 1. Car and Office Facilities The Company will reimburse you for commuting to the Company’s head office in London. You will be provided with an office and administrative support at the Company’s head office in London as your principal place of work: these facilities will be provided to cover all your commitments including those outside Prudential.

Page 4 of 9 2. Life Assurance The Company will provide life assurance cover of four times your annual fee plus an additional sum of four times your annual fee which would be used to purchase an annuity for any financial dependants. These benefits are subject to medical underwriting and any other terms and conditions of the insurance policy. 3. Medical Cover The Company will arrange appropriate cover under the terms of its medical insurance scheme (subject to the rules of that scheme from time to time) to provide private health care for you, your spouse or cohabiting partner and any dependent children under 21 years of age. The Company reserves the right to request you to undergo a medical examination as a condition of providing cover. 4. Expenses Directors are entitled to claim for business related expenses (including any banking fees and any other reasonable fees for professional services such as legal, tax, property and financial advice) properly incurred by them in connection with their attendance at meetings of the Board or Committees of the Board, general meetings or otherwise in connection with the discharge of their duties. Documentary evidence of expenses incurred should be submitted to the Chair of the Remuneration Committee for approval. Any taxes due on these benefits, other than for business related travel and expenses, would be for your own account. Shareholding, dealing and compliance I would also like to make you aware of the Board’s shareholding guidelines. You are required to hold 2,500 qualification shares in Prudential plc, which must be purchased within your first year of appointment and must be retained during the tenure of your office. As Chair, you will be required to hold shares with a value equivalent to one times your annual fee and you will be expected to attain this level of share ownership within five years of the date of your appointment as Chair. During your term in office you are a person discharging managerial responsibility (PDMR) under the UK Market Abuse Regulation, and are subject to Prudential’s PDMR Dealing Rules, which can be found in the Board Reading Room on your iPad and are available from Group Secretariat on request. The rules incorporate all relevant obligations arising from the Company’s primary listings in Hong Kong and the UK, as well as other relevant legislation. These are updated as required to reflect changes in legislation and regulations, and will provide you with the necessary guidance on the steps you need to take and other considerations relating to securities dealings. If you have any questions on this please consult with the Company Secretary. Conflicts of interests, independence and disclosure obligations It is accepted and acknowledged that you have business interests other than those of the

Page 5 of 9 Company and we have discussed these and agreed that no conflicts of interest currently exist (other than any conflict authorised by the Board as part of the appointment process). In the event that you become aware of any future potential conflicts of interest, please disclose these to me and the Company Secretary as soon as apparent and also prior to accepting appointments. In certain circumstances, you may have to seek agreement from the Nomination & Governance Committee or the Board before accepting further commitments which might give rise to a conflict of interest or a conflict with any of your duties to the Company, or which might impact on the time you are able to devote to your role at the Company. In particular we would not wish our Directors to serve on the Boards of financial services competitors or for the Chair to take up an executive role or to become Chair of another public company. The Board of the Company has determined that you are independent on appointment according to the provisions of the UK Corporate Governance Code and the Hong Kong Listing Rules, supported by your declaration of independence in relation to the Hong Kong Listing Rules, and you will be identified as such in the annual report and other documentation. Any changes in your external appointments, including non-statutory offices, should be notified to the Company Secretary on an ongoing basis. In particular, any changes in your directorships of other quoted companies worldwide need to be notified promptly as the Company is required to announce this to various stock exchanges. Wrongdoing You will immediately report to the Board your own wrongdoing or the wrongdoing or proposed wrongdoing of any employee or Director of which you become aware. Termination of appointment a. Other than as set out in paragraph (b) below, your appointment may be terminated by, and at the discretion of, either party upon twelve months’ written notice. b. Notwithstanding the above paragraph (a), your appointment may be terminated with immediate effect if you: (i) commit a material breach of your obligations under this letter; or (ii) commit any serious or repeated breach or non-observance of your obligations to the Company (which include an obligation not to breach your duties to the Company, whether statutory, fiduciary or common-law); or (iii) are guilty of any fraud or dishonesty or acted in a manner which, in the opinion of the Company acting reasonably, brings or is likely to bring you or the Company into disrepute or is materially adverse to the interests of the Company; or (iv) are convicted of any arrestable criminal offence other than an offence under road traffic legislation in the UK or elsewhere for which a fine or non-custodial penalty is imposed; or (v) are declared bankrupt or have made an arrangement with or for the benefit of your creditors; or

Page 6 of 9 (vi) are disqualified from acting as a Director; or (vii) cease to hold applicable regulatory status; or (viii) do not comply with relevant Group policies including the Group Code of Conduct, the Group Anti-Money Laundering and Sanctions Policy, the Group Anti-Bribery and Corruption Policy, the Inside Information Policy and the PDMR Dealing Rules; or (ix) you are not confirmed by the Nomination & Governance Committee to be a suitable candidate for re-election by shareholders; or (x) you are not re-elected as a Director by shareholders; or (xi) you are removed from office under the Company’s Articles of Association. On termination of your appointment you shall resign from your office as Director of the Company and from any other offices you hold in any of the Company’s Group companies. Upon termination you will not be entitled to any compensation, other than accrued pro-rata fees, and you shall also cease to be a member of any Committee of the Board. All records, documents, accounts, letters and papers of every description (including in particular Board and Committee agendas, minutes and papers) within your possession or control relating to the affairs and business of the Group are and will remain the property of the Company, and shall be returned to the Company forthwith on termination. If matters arise which cause you concern about your role, you should discuss these matters with the Chief Executive or myself. If you have any concerns which cannot be resolved, and you choose to resign for that, or any other reason, you should provide an appropriate written statement to the Chief Executive or myself for circulation to the Board. Confidentiality During your appointment you will have access to confidential information regarding the business and financial affairs of the Company and those of its subsidiaries, undertakings and affiliates. You must not, either during your appointment or afterwards, disclose to anyone or otherwise make use of this confidential information, except in the proper performance of your duties or as may be required by law or by any competent regulatory body. This does not apply, however, to any information already in the public domain. You acknowledge the need to hold and retain Company information (in whatever format you may receive it) under appropriately secure conditions and in accordance with Company policy. Your attention is also drawn to the requirements under both legislation and regulation as to the disclosure of price sensitive information. Consequently you should avoid making any statements that might risk a breach of these requirements without prior agreement of the Chief Executive Officer or the Company Secretary. Data Protection

Page 7 of 9 By signing this letter, you consent to the Company holding and processing information about you for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data (as defined in the Data Protection Act 2018, incorporating the General Data Protection Regulation) including, as appropriate: (a) information about you that may be relevant to ensuring equality of opportunity and treatment in line with the Company’s equal opportunities policy and in compliance with equal opportunities legislation; and (b) information relating to any criminal proceedings in which you have been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties. You consent to the transfer of such personal information to other offices the Company may have or to a company in the Group or to other third parties, whether or not outside the UK, for administration purposes and other purposes in connection with your appointment, where it is necessary or desirable for the Company to do so You will comply at all times with the Company’s data protection policy, a copy of which will be provided to you. You will allow Group Security to carry out a security audit of your primary residence to ensure that the Company’s data and property is safeguarded. The cost of any home security equipment recommended by the audit (for instance, a shredder, safe or alarm) would be for your own account. Induction and professional development Following your appointment, the Company will provide an induction programme which will include meetings with senior management and the Company’s advisers and will focus on areas of specific interest to you. As part of your induction you will receive a briefing on your duties as a director generally and as a director of a company listed in Hong Kong and the UK. You will also receive a briefing on your obligations under applicable financial services regulation. You should expect to spend up to ten days in the first year following your appointment on activities related to the induction programme. As a Director you are invited to appropriate educational and/or professional development programmes from time to time. The Company Secretary will consult each Director annually to ascertain their specific professional development needs. Board evaluation The performance of individual Directors and the whole Board and its Committees is evaluated annually. As Chair you will lead this exercise. The evaluation of your performance as Chair will be led by me. Directors' and officers' protection The Company has Directors’ and Officers’ liability insurance and it is intended to maintain such cover for the full term of your appointment.

Page 8 of 9 The Company also provides you with indemnity cover for Directors’ and Officers’ liability within the limitations imposed by law. In addition, the Company provides you with a limited indemnity for certain personal liabilities you may suffer in the course of your appointment, subject again to applicable statutory and other limitations, pursuant to the Company’s constitutional documents or otherwise. In addition, the Board has resolved to have a discretionary payments policy (subject to regular review), the existence of which Directors (executive and non-executive) and certain employees or members of the Prudential Group may rely on, to protect them from personal liability arising out of the bona fide performance of their duties on behalf of the Group. Independent professional advice Occasions may arise when you consider that you need professional advice in the furtherance of your duties as a Director, and it may be appropriate for you to seek advice from independent advisers at the Company’s expense. This would normally be arranged through the Company Secretary. The Company will reimburse the full cost of expenditure incurred in accordance with the policy. Details of the agreed procedure under which Directors may obtain such independent advice will be provided to you. Governing law and jurisdiction This letter and any non-contractual obligations arising out of or in connection with it shall be governed by English law. The English courts have exclusive jurisdiction to settle any dispute arising in respect of it. Yours sincerely Senior Independent Director Prudential plc

Page 9 of 9 Acknowledgement: 1. By signing this letter, I agree to its terms. 2. I acknowledge that this appointment letter does not constitute a contract of employment. 3. I confirm that by having accepted this appointment, I am able to allocate sufficient time to meet the demands of the role. 4. I confirm that I am not subject to any restrictions which prevent me from holding office as a Director. Signed: ____________________ Dated: _____________________